Exhibit 3(a)

                     TERRITORY OF THE BRITISH VIRGIN ISLANDS
                    THE INTERNATIONAL BUSINESS COMPANIES ACT

                            ARTICLES OF CONTINUATION

                                       OF

                        CHINA ELITE INFORMATION CO., LTD.

1. The name of the company is Relocate 411.com, Inc. and it shall be continued as an International Business Company in the British Virgin Islands under the name China Elite Information Co., Ltd. (the "Company").

2. The Company was incorporated in Delaware, the United States of America on 19 December 1997.

3. By written consent of the sole director of the Company dated 20 July and by written consent of the members of the Company dated 20 July 2004 it was resolved that the Company should continue as a British Virgin Islands International Business Company pursuant to Section 84 of the International Business Companies Act of the British Virgin Islands.

4. The Registered Agent of the Company will be HWR Services Limited of Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands.

5. The Registered Office of the Company will be located at Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands.

6. The information required to be included in the Memorandum and Articles of Association under subsection (1) of section 12 of the International Business Companies Act is set forth in the Memorandum of Association annexed hereto, which Memorandum of Association together with the Articles of Association annexed hereto are to be effective as the Memorandum and Articles of Association of the Company upon registration of these Articles of Continuation.

7. Upon continuation, the Company will satisfy all the requirements for an International Business Company in accordance with Section 5 of the International Business Companies Act.

We, HWR Services Limited, hereby certify that these Articles of Continuation and the attached Memorandum and Articles of Association were approved by a resolution adopted by the sole director and by a resolution adopted by the members of the Company dated 20 July 2004.

Dated the 30th day of July 2004.


                         /s/ HARNEY WESTWOOD & RIEGELS
                         -----------------------------
                            HARNEY WESTWOOD & RIEGELS